                                                                   Exhibit 10.33

                       FOIA CONFIDENTIAL TREATMENT REQUEST

                                      COPY
                                      WITH
                                 REDACTED AREAS

                        CRUDE OIL PURCHASE/SALE AGREEMENT

                           INDEX OF CONFIDENTIAL TERMS

                        (i)       Page 1, Title Page, Heading
                        (ii)      Page 3, Table of Contents
                        (iii)     Pages 5, 8 and 9, Article 2.1
                        (iv)      Page 11, Articles 3.1 and 3.2
                        (v)       Page 12, Article 4.1
                        (vi)      Page 15, Article 7.2(b)(ii)
                        (vii)     Page 22, Articles 10.2, 10.4 and 10.5
                        (viii)    Page 36, Article 17


                             GIANT INDUSTRIES, INC.

                                    FORM 10-K

                       FISCAL YEAR ENDED DECEMBER 31, 2003


PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED BY THE REGISTRANT WITH THE COMMISSION. THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

===========================================================================


                                 ***** CRUDE OIL
                            PURCHASE / SALE AGREEMENT
                                   2004 - 2008

                                     between

                      STATOIL MARKETING & TRADING (US) INC.

                                       and

                              GIANT YORKTOWN, INC.

                     Contract Reference Number - CTC 2004/01

*****Confidential treatment requested.  Confidential information redacted.


===========================================================================

                                TABLE OF CONTENTS

                     ARTICLE                                        PAGE #
          ----------------------------                              ------
1.        CONTRACT PARTIES                                             4
2.        DEFINITIONS AND CONSTRUCTION                                 5
3.        QUALITY                                                     11
4.        VOLUME AND DELIVERY RATE                                    12
5.        TITLE                                                       13
6.        RISK OF LOSS                                                13
7.        SUPPLY AND DELIVERY                                         14
8.        SHIPPING AND DISCHARGE PORT                                 17
9.        NOMINATION                                                  19
10.       PRICE COMPONENTS                                            20
11.       PAYMENT                                                     23
12.       MEASUREMENT AND INSPECTION                                  25
13.       LAYTIME AND DEMURRAGE                                       28
14.       CREDIT CONDITIONS                                           31
15.       TAXES, DUTIES AND CHARGES                                   34
16.       INSURANCE                                                   35
17.       TERM OF AGREEMENT                                           36
18.       REPRESENTATIONS, WARRANTIES AND COVENANTS                   36
19.       AUDIT AND INSPECTION RIGHTS                                 39
20.       SUSPENSION AND TERMINATION                                  39

21.       OBLIGATIONS AT TERMINATION                                  42
22.       INDEMNIFICATION AND CLAIMS                                  44
23.       DAMAGES                                                     46
24.       ASSIGNMENT                                                  46
25.       NOTICES AND ADDRESSES                                       47
26.       WARRANTIES AND WAIVERS                                      48
27.       APPLICABLE LAW, LITIGATION AND ARBITRATION                  49
28.       VOICE RECORDING                                             51
29.       DISPOSAL                                                    51
30.       NOTICE OF NORWEGIAN STATE'S SOURCED CRUDE OIL               51
31.       CONFIDENTIALITY                                             52
32.       MISCELLANEOUS                                               52

APPENDIX I     ADJUSTMENT TO QUALITY DIFFERENTIALS FOR *****
APPENDIX II    THE ***** CRUDE OIL ASSAY
APPENDIX III   BUYER'S PRICING TRIGGER PROCEDURE
APPENDIX IV    CRUDE OPTIMIZATION PROCEDURE
APPENDIX V     INVENTORY AND DELIVERY STATEMENTS
APPENDIX VI    INTERCREDITOR AGREEMENT
APPENDIX VII   TANK OWNER'S AGREEMENT


*****Confidential treatment requested.  Confidential information redacted.

                                    ARTICLE 1
                                CONTRACT PARTIES

THIS CRUDE OIL PURCHASE/SALE AGREEMENT (this "AGREEMENT"), is made and entered into as of the Effective Date between:

BUYER:
Giant Yorktown, Inc.
23733 North Scottsdale Road
Scottsdale, AZ  85255

SELLER:

Statoil Marketing & Trading (US) Inc.
225 High Ridge Road
Stamford, CT  06905

WHEREAS, the Parties agree that Seller shall sell and Buyer shall purchase Oil on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE 2
                          DEFINITIONS AND CONSTRUCTION

2.1   DEFINITIONS.

For purposes of this Agreement, the following terms shall have the meanings indicated below:

      "ACIDIC" means that the total acid number ("TAN") of the crude oil analyzed is more than 1.3 mgKOH/Kg.

      "AGREEMENT" or "THIS AGREEMENT" means this ***** Crude Oil Purchase/Sale Agreement, as it may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof, including the Appendices and Exhibits hereto.

      "API" means American Petroleum Institute.

      "ASTM" means American Society for Testing Materials.

      "BANKRUPT" means a Person that (i) dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment or arrangement for the benefit of its creditors, (iv) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any similar law affecting creditor's rights, or a petition is presented against it for its winding-up or liquidation, (v) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or for reorganization relief under the winding-up or liquidation, (vi) has a resolution passed for its winding-up or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vii) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (viii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets,
      (ix) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature or (x) takes any other action to authorize any of the actions set forth above.

      "BANKRUPTCY CODE" means Chapter 11 of Title 11, U.S. Code, as amended.

      "BARREL" means a volume of forty-two (42) US gallons corrected for temperature to sixty (60) degrees Fahrenheit, unless stated otherwise.

      "BFO" means Brent/Forties/Oseberg.


*****Confidential treatment requested.  Confidential information redacted.

      "BUSINESS DAY" means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York, New York.

      "BUYER'S REFINERY UPGRADING TURNAROUND" means the scheduled upgrade of the Refinery, including the installation of metallurgy and desalting facilities, that Buyer shall implement and complete during the fourth quarter of 2004.

      "BUYER'S SUPPLY WINDOW" has the meaning given such term in Article 9(a).

      "CARGO" means any particular quantity of Oil loaded or to be loaded into Vessel as set out in this Agreement and includes part Cargoes.

      "COLLATERAL" has the meaning given such term in Article 14.3.

      "COLLATERAL EVENT" has the meaning given such term in Article 14.3.

      "COMMODITY EXCHANGE ACT" means 7 U.S.C. Section 1, et seq.

      "COMPLETION OF DISCHARGE" means, in respect of a Cargo, the final disconnection from a Vessel's discharge manifold following the discharge of Oil.

      "CRUDE FIELD" means Buyer's crude oil storage tanks, including VEPCO tanks "C", "D", and "E" if agreed to in advance by Seller, but excluding Buyer's Daily Charge Tanks.

      "DAILY CHARGE TANKS" means Buyer's crude oil tanks used to charge crude oil to Buyer's crude units, excluding Buyer's Crude Field tanks.

      "DEFAULT INTEREST RATE" means the lesser of (i) the applicable LIBOR rate plus two (2) percentage points and (ii) the maximum rate of interest permitted by Law.

      "DELIVERED" or "DELIVERY" or "DELIVER" means when the Oil passes the title transfer point from Seller to Buyer.

      "DISCHARGE PORT" means the customary dockage, anchorage or place where a Vessel may lie in connection with discharging a Cargo to the Refinery.

      "DOLLARS" or "USD" or "US DOLLARS" or "$" means dollars of the United States of America.

      "EFFECTIVE DATE" means the date on which Buyer obtains all necessary amendments to (i) the Credit Agreement referenced in Article 14.1 of this Agreement and (ii) the term Loan Agreement dated as of May 14, 2002 (as the same has been amended from time to time, the "Term Loan Agreement") between Giant Yorktown, Inc., Wells Fargo Bank Nevada,

      National Association, and each of the Lenders named on Schedule IA of the Term Loan Agreement, and the Parent Guaranty Agreement related to the Term Loan Agreement.

      "ENVIRONMENTAL LAW" means any Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials, as may be amended or modified from time to time.

      "ESTIMATED WEEKLY QUANTITY" or "EWQ" means the approximate quantity of Oil Delivered to Buyer during a period of one (1) week (between midnight on a Wednesday to midnight on the previous Wednesday), as estimated by Buyer and stated on the EWQ statement in the format of Appendix V.

      "E.T." means the applicable, local Eastern Time in New York, New York.


      "EVENT OF DEFAULT" or "DEFAULT" has the meaning given such term in Article 20.1.

      "FORCE MAJEURE" means any cause or event reasonably beyond the control of a Party including perils of navigation, fires, acts of God, wars (declared or undeclared), terrorism, or any act, order, directive or necessity of any governmental, civil or military authority (de facto or de jure), or any regulation or interference (including regulation or interference requiring the shutting down of the Refinery or any of its operating units or requiring a substantial change in the manner of operating same), labor disputes (whether or not involving a Party's employees), or partial failure of producing, transportation, utility, loading or delivery facilities, inability of Seller or Vessels selected by it to obtain war risk insurance from usual commercial markets, closing of or restrictions on use of harbors, docks, canals, or other assistance to or adjuncts of shipping or navigation, actions by Seller to comply with directives of a member government or agency thereof in the implementation of an emergency allocation program of the International Energy Agency, or any other cause reasonably beyond the control of either Party whether or not similar to the foregoing and whether or not foreseeable, all of which by the exercise of due diligence such Party is unable to prevent or overcome. For purposes hereof, "failure of producing facilities" means a major disruption to the Production Facilities and Loading Terminal associated with them.

      "FOUR-DAY SUPPLY WINDOW" has the meaning given such term in Article 9(c).

      "GALLON" means a U.S. standard gallon of 231 cubic inches at 60 degrees Fahrenheit.

      "GIANT" means Giant Industries, Inc., a Delaware corporation. Giant is the ultimate parent company of Buyer and the Guarantor described in Article 14.1(c).


      "GOVERNMENTAL AUTHORITY" means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a governmental or subdivision thereof, including any legislative, administrative or judicial body, or any Person purporting to act therefore.

      "GPW" means Gross Product Worth as defined in Appendix I.

      "*****" means ***** crude oil of normal export quality.


      "INDEPENDENT INSPECTOR" means a company that is approved by U.S. Customs and that is mutually appointed by the Parties for reporting the measurement of quality and quantity of Oil.

      "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement substantially in the form attached hereto as Appendix VI.

      "INVENTORY" OR "INVENTORIES" means the Oil inventories that Seller owns and intends to sell to Buyer under this Agreement, wherever located, including at the Refinery, VEPCO tanks `C', `D' or `E', loaded upon Vessels and injected into or received from pipelines or other transport.

      "IPE" means International Petroleum Exchange.

      "LAW" means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, in each case applicable to either Party and as amended or modified from time to time.

      "LIABILITIES" means any losses, claims, charges, damages, deficiencies, assessments, interests, penalties, costs and expenses of any kind (including reasonable attorneys' fees and other fees, court costs and other disbursements), including any Liabilities directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Liabilities with respect to Environmental Law.

      "LIBOR" means, as of the date of any determination, the London Interbank Offered Rate for One-Month U.S. Dollar deposits appearing on page 3750 of the Telerate screen (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on page 3750 of the Telerate screen (or otherwise on such screen), LIBOR shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as the Parties may mutually select. LIBOR shall be established on the first day on which a determination of the interest rate is to be made

*****Confidential treatment requested.  Confidential information redacted.

      under this Agreement and shall be adjusted daily based on the LIBOR quotes made available through the foregoing sources.

      "LOADING TERMINAL" means the port of loading of the Vessel for the applicable Oil being Supplied.

      "MONTH" means a calendar month. Where a specified Month is defined as Month "M", Month M-1 shall mean the Month prior to Month M and Month M+1 shall mean the Month subsequent to Month M.

      "OIL" means crude oil specified in this Agreement.

      "NORMAL REFINERY OPERATIONS" means periods of time when the Refinery is operating in a routine manner with all operating units on-line. Normal Refinery Operations exclude maintenance turnarounds and shutdown periods. For any periods of time other than during Normal Refinery Operations, Buyer shall invoke the provisions of Articles 7.2 and/or 7.3.

      "PARTY" or "PARTIES" means each Buyer and Seller defined in Article 1 "Contract Parties" and collectively, both Buyer and Seller.

      "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization or Governmental Authority, whether acting in an individual, fiduciary or other capacity.

      "PREPRODUCTION ASSAY" means the ***** Crude Oil Assay, (Report number 04263/96, dated August 23, 1996) attached as Appendix II.

      "PRODUCTION FACILITIES" means the offshore field production facilities used for the production of *****.

      "PROPERTY TAX" means any and all tangible personal property taxes, ad valorem property taxes or the like imposed on the value of the Oil held for sale by Seller to Buyer under this Agreement.

      "REFINERY" means the petroleum processing and refining facilities located in Yorktown, Virginia that are currently owned and operated by Buyer.

      "SAMPLER" means an automatic in-line sampler located in the immediate vicinity of the Vessel's discharge manifold and the Refinery's receiving pipeline connection.

      "SELLER'S SUPPLY WINDOW" has the meaning given such term in Article 9(b).

*****Confidential treatment requested.  Confidential information redacted.

      "SUPPLIED" or "SUPPLY" or "SUPPLIES" means or refers to when the Oil passes the flange connection between Seller's Vessel's permanent discharge manifold and the receiving pipeline or hose at the Discharge Port.

      "TANK OWNER'S AGREEMENT" means the Tank Owner's Agreement substantially in the form attached hereto as Appendix VII.

      "TAXES" means any and all (i) U.S. federal, state and local taxes, duties, fees and charges of every description, including all fuel, excise, environmental, spill, gross earnings, gross receipts and sales and use taxes, however designated (except for taxes on income), paid or incurred with respect to the purchase, storage, exchange, use, transportation, resale, importation or handling of the Oil and (ii) Property Taxes.

      "TERMINATION DATE" has the meaning given such term in Article 21.1.

      "UCC" means the Uniform Commercial Code in effect in the relevant state jurisdiction.

      "VESSEL" means the ship or barge, whether owned or chartered or otherwise obtained by Seller and employed by Seller to transport the Oil to the Discharge Port.

2.2   CONSTRUCTION.

(a) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(b) Unless expressly provided otherwise, the word "including" as used herein does not limit the preceding words or terms.

(c) Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, Months and quarters, respectively. For purposes of this Agreement, a calendar day shall begin at 12:00 a.m. E.T. and end at 11:59 p.m. E.T.

(d) Unless expressly provided otherwise, references herein to "consent" mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(e) The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

                                    ARTICLE 3
                                     QUALITY

3.1 NORMAL EXPORT QUALITY. The Oil to be Supplied under this Agreement shall be ***** crude oil of normal export quality. Other crude oils may be Supplied under this Agreement to replace part of the ***** should a substitution be agreed to between the Parties. Any such substitution will be made in accordance with the procedures set out in Appendix IV.

3.2 VARIATIONS IN QUALITY. Both Parties recognize that the quality of ***** may vary from the quality of ***** defined in the Preproduction Assay and as included as Appendix II. A significant variation in the quality of ***** from the Preproduction Assay to subsequent assays will result in an adjustment of the price as set out in Appendix I. Notwithstanding any quality variation, Seller shall Supply the ***** and Buyer shall receive of the ***** subject to the following:

      (a) In the event the quality of the ***** is substantially different from the quality defined in the Preproduction Assay, and this directly results in significant technical problems to Buyer's Refinery or Buyer is not able to manufacture finished petroleum products meeting current specifications for the products in Buyer's normal markets except under significant economic hardship, then the Parties agree to meet in an expeditious manner to resolve the situation in good faith. In order to resolve the technical problems associated with the quality of the ***** being substantially different from the quality defined in the Preproduction Assay, Buyer shall take reasonable measures to receive alternative crude oils or crude oil blends (Acidic or non-Acidic crude oils) Supplied by Seller in substitution for the *****.

      (b) In the event that the quality of the ***** is substantially different from the quality defined in the Preproduction Assay such that ***** is clearly worth substantially more than the Agreement price based on market prices obtained by Seller from third parties, the Parties agree to meet and discuss in good faith how to reduce Seller's economic disadvantage from Supplying ***** to Buyer according to the agreed prices. Buyer shall take reasonable measures to receive alternative crude oils or crude oil blends (Acidic or non-Acidic crude oils) Supplied by Seller in substitution for the *****. Seller shall take reasonable measures to Supply crude oils or crude oil blends at prices that provide Buyer with comparable economics as if Buyer were receiving ***** as defined in the Preproduction Assay.

----------

***** Confidential treatment requested. Confidential information redacted.

                                    ARTICLE 4
                            VOLUME AND DELIVERY RATE

4.1 TOTAL VOLUME. Seller shall Deliver, and Buyer shall take Delivery of, a minimum of ***** Barrels of Oil under this Agreement. Buyer shall take delivery of all Oil Supplied under this Agreement to the Refinery. The intent of the Parties is that the first Cargo shall be Supplied during February 2004. The last Cargo to be Supplied under this Agreement will include the ***** Barrel, so that it is ensured that the minimum quantity is Supplied. Any quantity in addition to the minimum that is Supplied in the last Cargo will be considered to be part of the quantity to be Delivered under the Agreement.

4.2   DELIVERY RATE.

(a) Delivery Prior to Buyer's Refinery Upgrading Turnaround. From March 1st 2004, until the last day prior to Buyer's Refinery Upgrading Turnaround, Buyer shall take Delivery of the Oil ratably at twenty thousand (20,000) Barrels per day during periods of Normal Refinery Operations.

(b) Delivery Subsequent to Buyer's Refinery Upgrading Turnaround. From the first day after the completion of Buyer's Refinery Upgrading Turnaround, Buyer shall take Delivery of the Oil ratably at forty thousand (40,000) Barrels per day during periods of Normal Refinery Operations; except that, if Buyer is able to complete its turnaround prior to the end of September 2004, Seller shall have the right to Deliver Oil at the rate of twenty thousand (20,000) Barrels per day until September 30, 2004 and shall increase the rate of delivery of Oil to forty thousand (40,000) Barrels per day beginning October 1, 2004. Notwithstanding the foregoing, Buyer and Seller may mutually agree to an increase in the rate of Deliveries prior to October 1, 2004, should this be acceptable to both Parties. If Buyer is unable to take delivery at the higher rate as soon as reasonably practical following Buyer's Refinery Upgrading Turnaround, then Buyer shall invoke the provisions of Article 7.2 below, citing unscheduled downtime.

(c) Intended Delivery Rate. Buyer shall make best efforts to take Delivery of the Oil at a rate as close as operationally possible to the agreed rate. For the avoidance of doubt, this shall not mean that Buyer shall be required to take Delivery on any day at that exact rate but that, as a maximum deviation from ratability, should Buyer be taking Deliveries at a higher or lower rate than the agreed rate for a period of approximately two (2) Months (as first evidenced by Buyer's EWQ's), then Buyer shall undertake to reduce or increase Deliveries, as the case may be, in the third Month in order to compensate for the deviation in the previous two (2) Months. In any case, excluding any reduction in volume as a result of Articles 7.2 and/or 7.3 being invoked, the maximum deviation from ratability over any Month shall be plus or minus five percent (5%).


----------

***** Confidential treatment requested. Confidential information redacted.

                                    ARTICLE 5
                                      TITLE

5.1 TRANSFER OF TITLE. Title to the Oil shall pass from Seller to Buyer when the Oil passes through the outlet flange of Buyer's Daily Charge Tanks. Delivery shall be considered to be taken by Buyer at the same point as title passes to Buyer.

5.2   COMMINGLED INVENTORY.

(a) Seller shall not have, or assert any claim to, title over, or any other interest in, Buyer's segregated inventory or any portion of unsegregated inventory with which the Oil inventories owned by Seller are commingled in storage.

(b) Buyer shall not have or assert any claim to, title over, or any other interest in, or cause or allow any claim to, title over or any other interest in, Seller's portion of any segregated or commingled Oil with which the crude oil inventories owned by Buyer are commingled in storage. Nothing in this Agreement shall be deemed to grant to Buyer or any person claiming by, through or against Buyer, title to or create a security interest in, any of Seller's Oil. Buyer authorizes Seller to file in all appropriate jurisdictions one (1) or more UCC financing statements.

                                    ARTICLE 6
                                  RISK OF LOSS

Risk of loss of the Oil shall pass from Seller to Buyer when the Oil passes the flange connection between Vessel's permanent discharge manifold and the receiving pipeline or hose at the Discharge Port.



                      [This space intentionally left blank]

                                    ARTICLE 7
                               SUPPLY AND DELIVERY

7.1   SUPPLY.

(a) All Cargoes Supplied under this Agreement will be nominated in accordance with Article 9 hereof and shall be subject to draught restrictions at the Discharge Port as detailed in Article 8. All Oil will be Supplied outside of U.S. Customs at the Refinery.

(b) The Oil shall be Supplied in Cargoes in a normal range of volume between five hundred seventy thousand (570,000) Barrels and six hundred twenty thousand (620,000) Barrels into Buyer's Refinery. Deviations to the normal range of volume may occur in accordance with the following:

      (i) Seller has the option at any time prior to the day that Seller designates the Four-Day Supply Window to Supply Cargoes of a volume between four hundred thousand (400,000) Barrels and seven hundred thousand (700,000) Barrels. Seller shall communicate to Buyer its intention to nominate such a volume so that Buyer can exercise its right to re-nominate subsequent Cargoes in accordance with Article 9.3, and further, Seller will ensure that it can comply with any changes to the Supply of subsequent Cargoes. Seller may Supply Cargoes of volume less than four hundred thousand (400,000) Barrels only with Buyer's prior consent.

      (ii) Seller has the option, with Buyer's prior consent, to Supply Cargoes up to approximately one million (1,000,000) Barrels. Buyer shall be granted substantially earlier notice of such Supply and shall be able to nominate a narrower Buyer's Supply Window. Buyer agrees to use its best efforts to accommodate Seller's option.

(c) Seller may not change any Cargo volume fewer than twenty (20) days prior to the beginning of the subject Cargo's Four-Day Supply Window without Buyer's prior consent.

(d) For Oil Supplied pursuant to this Agreement, Buyer represents to Seller that Buyer shall not use any tanks leased from any third parties, including, but not limited to, VEPCO, without first notifying Seller and obtaining either a Tank Owner's Agreement substantially in the form attached hereto as Appendix VII or providing additional security in the form of a letter of credit or cash deposit reasonably satisfactory to Seller.

7.2 SCHEDULED AND UNSCHEDULED DISRUPTION TO SUPPLY OR RECEIPT OF OIL. Any reduction in volume as a result of the provisions of this Article 7.2 shall only be temporary and the total volume of Oil to be Delivered under this Agreement shall not be affected. The Parties agree that the provisions of this Article 7.2 shall not be used for commercial gain.

(a) Buyer's Refinery.

      (i) Scheduled Maintenance. Buyer shall give Seller at least ninety (90) days' notice of any scheduled maintenance at the Refinery, which could affect the rate at which the

      Oil is Delivered. During such scheduled maintenance, Buyer's obligation to take Delivery of Oil from Seller will be reduced, to the extent required, for the affected period.

      (ii) Unscheduled Downtime. Unscheduled downtime at the Refinery due to an event of Force Majeure shall be handled in accordance with Article 7.3. During any period of unscheduled downtime not caused by an event of Force Majeure, Buyer shall make reasonable attempts to take Delivery of Oil under this Agreement. Should unscheduled downtime not caused by an event of Force Majeure exceed five (5) days, Buyer is entitled to request the rescheduling of future Cargoes. However, Seller shall not be required to reschedule or delay any Cargo that has been accepted by Buyer for Supply within a forty-five (45) day period immediately following the date Buyer gives Seller notice of unscheduled downtime.

(b) Seller's Production Facilities and Loading Terminal.

      (i) Scheduled Maintenance. Seller shall give Buyer at least ninety (90) days notice of any scheduled maintenance at the Production Facilities or at the Loading Terminal that could affect Supply of Oil under this Agreement.

      (ii) Supply Shortage. If, by reason of any of the causes described in this Article 7.2, or by reason of production problems at the offshore facility or any problems at the Loading Terminal or reduction of production by a Governmental Authority, a shortage of supply occurs such that the total of Seller's volumes, SDFI volumes ("State Direct Financial Interest" volumes), and other third party volumes under long term contracts to Seller, of ***** for any such period of supply shortage is lower than the total of Seller's own system requirements (meaning Seller's own refining system and its long term processing arrangements) and the total nominated deliveries committed to other supply agreements for that period, then Seller has the right to freely withhold, reduce or suspend Deliveries under this Agreement to a level below the nominated quantity for that period as set forth below. Any shortage of supply shall result in Seller first canceling any uncommitted spot volumes. If that is not sufficient to deal with the supply shortage, then any reduction in Deliveries under this Agreement that Seller imposes shall correspond with the reduction in volume imposed on other third party long-term buyers of ***** from Seller. For the purposes hereof, Buyer shall be considered a long-term ***** customer.

      If Seller has to reduce Deliveries under any of the above circumstances, the Parties will discuss in good faith a new nomination plan to take into account the reduced ***** volume. The Parties also shall discuss the option of substituting alternative crude oils for any reduced ***** volumes. Such alternative crude oils will be considered, where possible, on spot terms, based on fair market prices and relative values to *****. Should the Parties fail to agree on terms for the supply of alternative crude oils, Buyer shall have the option to secure such supplies directly from third parties. In this case, Buyer shall propose to Seller for its consent an amended nomination schedule for future deliveries of Oil.


----------

***** Confidential treatment requested. Confidential information redacted.

7.3 FORCE MAJEURE. The Parties agree that the provisions of this Article 7.3 shall not be used for commercial gain.

(a) Neither Party shall be liable to the other if it is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement, for so long as the event of Force Majeure exists and to the extent that performance is hindered by the event of Force Majeure; provided, however, that the Party unable to perform shall use any and all commercially reasonable efforts to avoid or remove the event of Force Majeure. (Notwithstanding the foregoing, neither Party shall be required to (i) settle labor disputes by acceding to the demands of the opposing party or parties to such disputes or (ii) incur a major capital expenditure). During the period that performance by one (1) of the Parties of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations.

(b) The Party rendered unable to perform shall give written notice to the other Party as soon as reasonably possible after receiving notice of the occurrence of an event of Force Majeure, including, to the extent feasible, the details and the expected duration of the event of Force Majeure and the volume of Oil affected. Such Party also shall promptly notify the other when the event of Force Majeure is terminated.

(c) Upon the occurrence of an event of Force Majeure involving the Oil, the Parties may mutually agree to the delivery of other alternative crude oils.

(d) In the event that a Party's performance is suspended due to an event of Force Majeure in excess of sixty (60) consecutive days from the date that notice of such event is given, and so long as such event is continuing, either Party, in its sole discretion, may terminate this Agreement by written notice to the other, and neither Party shall have any further liability to the other in respect of this Agreement except for rights and remedies previously accrued under this Agreement and any payment and indemnification obligations by either Party under this Agreement.



                      [This space intentionally left blank]

                                    ARTICLE 8
                           SHIPPING AND DISCHARGE PORT

8.1   SELECTION OF VESSEL.

(a) The Oil under this Agreement shall be Supplied on Vessels acceptable to Buyer. Buyer shall not unreasonably withhold such acceptance. Seller shall submit to Buyer for its approval a list of Vessels that may be employed by Seller to Supply the Oil. The list shall be regularly reviewed by both Parties and shall only include Vessels built within twenty (20) years of the Cargo nomination date. Seller immediately shall notify Buyer of any change in a Vessel's status or performance, which could affect a Vessel's approval by Buyer. Buyer shall have the option to remove a Vessel that is no longer acceptable to it from the approved list, provided such Vessel has not already been accepted by Buyer and scheduled to be employed for a specific voyage. Seller shall have the right, subject to Buyer's acceptance, to nominate a Vessel not included in the list.

(b) Buyer agrees to accept or reject any Vessel nominated by Seller within two
(2) hours of receipt from Seller of all information requested by Buyer concerning that Vessel, provided that Buyer receives such information by 4:00 p.m. E.T. on a Business Day.

8.2   INSTRUCTIONS TO VESSEL.

Seller shall instruct all Vessels to comply with Buyer's then current rules and regulations and all Law at the Discharge Port. Buyer shall provide Seller with an electronic copy of its rules and regulations and any amendments thereto.

8.3   BERTH AND DISCHARGE PORT CONDITIONS AND COSTS.

Buyer shall provide free of charge, a berth or berths at the Discharge Port which Vessel can safely reach and leave and at which Vessel can lie and discharge always afloat. This Agreement is based on Buyer's confirmation that, at high tide, any Vessel can safely transit to, lie alongside and discharge with a draught up to and including thirty-six feet and six inches (36'06") salt water. In the event that the permissible draught is reduced to less than 36'06" salt water, then any reasonable associated costs, including possible deadfreight, will be for Buyer's account so long as Seller mitigates its damages and follows the reasonable recommendations of Buyer. Any reasonable costs associated with the Supply of the Oil into a port other than the Discharge Port, or to a berth other than at the Refinery at the Discharge Port, shall, unless for a reason attributable to the Vessel or Seller, be for the account of the Buyer.



                      [This space intentionally left blank]

8.4   WAR RISK TO CARGO & VESSEL.

The Seller reserves the right to refuse at any time, without being considered in breach of this Agreement:

a) to direct any Vessel to undertake or to complete the voyage to the Discharge Port if such Vessel is required in the performance of this Agreement:

      i) to transit or to proceed to or to remain in waters so that the Vessel concerned would be involved in a breach of any Institute Warranties (if applicable) or, in the Seller's reasonable opinion, to risk its safety; or

      ii) to transit or to proceed to or to remain in waters where there is war or terrorist activity (de facto or de jure) or threat thereof.

b) prior to the commencement of loading, to direct any Vessel to undertake the voyage to the intended Discharge Port if such Vessel is required in the performance of the terms of this Agreement to transit waters which, in the Seller's reasonably held opinion, would involve abnormal delay; or

c) to undertake any activity in furtherance of the voyage which in the opinion of the Vessel's master could place the Vessel, its cargo or crew at risk.

However, at Buyer's request, if Seller agrees to direct a Vessel to undertake or to complete the voyage as referred to in subsections a), b) or c) above, then Buyer undertakes to reimburse the Seller, in addition to the price payable under the Agreement, for costs incurred by the Seller in respect of any additional insurance (cargo or Vessel) premia and any other sums that the Seller may be required to pay to the Vessel's owner including but not limited to any sums in respect of any amounts deductible under such owner's insurance and any other costs and/or expenses incurred by the Seller.



                      [This space intentionally left blank]

                                    ARTICLE 9
                                   NOMINATION

9.1   NOMINATION WINDOWS.

(a) Buyer shall nominate to Seller a ten (10) day supply window ("BUYER'S SUPPLY WINDOW") for each Cargo no later than the 1st day of any Month M-1. The first day of such ten (10) day supply window shall fall between the 15th day of Month M and the 14th day of Month M+1.

(b) No later than the 20th day of Month M-1, Seller shall nominate to Buyer a ten (10) day supply window ("SELLER'S SUPPLY WINDOW") with the first day of such ten (10) day supply window no more than three (3) days earlier and no more than one (1) day later than the first day of Buyer's Supply Window.

(c) Seller shall narrow Seller's Supply Window and nominate to Buyer a four (4) day supply window ("FOUR-DAY SUPPLY WINDOW"), falling wholly within Seller's Supply Window, no later than twenty (20) days prior to the first day of the Four-Day Supply Window.

9.2 REQUIRED INFORMATION. At the time of Seller's nomination of the Four-Day Supply Window, Seller shall provide to Buyer:

      (a) the volume of the Cargo, subject to a shipping operational tolerance of plus or minus five percent (5%);
      (b)   the name of the Vessel (which must be pre-approved by Buyer);
      (c)   the expected Supply date at Buyer's Refinery; and
      (d)   the Loading Terminal for, and origin of, the Oil.

Seller shall notify Buyer as soon as reasonably possible on a Business Day should any of the information change, and information that could be considered time critical will be communicated immediately. In addition, Seller shall update Buyer on a regular basis of Seller's intended Supply plan. Once the Cargo has loaded at the Loading Terminal, each Business Day Seller shall provide Buyer with an updated estimated arrival date and time at the Refinery.

9.3 NOMINATIONS OUTSIDE NORMAL RANGE. Should Seller nominate a Cargo with a volume outside the range of between five hundred seventy thousand (570,000) Barrels and six hundred twenty thousand (620,000) Barrels, Buyer shall have the right to re-nominate a new ten (10) day Supply window for any subsequent Cargo for which a ten (10) day window has already been nominated, in order to reflect a change in expected volume on that Cargo. The new window will replace Seller's Supply Window. Both Parties shall follow the normal nomination procedures thereafter.

Notwithstanding the above, it is the intent of the Parties (i) to continuously have sufficient Oil in inventory at Buyer's Refinery to allow Buyer to take Delivery of the Oil at the rate agreed, (ii) to permit Seller commercially reasonable flexibility in managing its lifting requirements at the Loading Terminal, and (iii) that Seller shall not normally Supply two (2) consecutive Cargoes with fewer than seven (7) days separation.

                                   ARTICLE 10
                                PRICE COMPONENTS

The price per Barrel net of S&W for Oil Delivered under this Agreement shall be computed as the sum of the components: (10.1) pricing element (10.2) quality differential (10.3) Trigger Adjustment and (10.4) Gross Product Worth adjustment.

10.1  PRICING ELEMENT.

(a) Volume

      (i) Deemed Volumes. The total volume of Oil that will be priced in each Month shall be deemed. Because volumes will be deemed significantly earlier than the Oil is Delivered, the Parties acknowledge that actual Delivered volumes may not exactly match the deemed volumes. Notwithstanding the foregoing, it is the intent of the Parties that the volume that is deemed to price in each Month shall be approximately equal to the volume that is Delivered in each Month, and Buyer agrees to adjust (from time to time) the rate at which Delivery is taken, so that the rate of pricing matches the rate of Delivery.

      (ii) First Pricing Period. The first pricing period for the Oil to be Delivered will commence on 1st March 2004, and will continue until the last day prior to Buyer's Refinery Upgrading Turnaround. Pricing will be suspended from (and including) the first day, to (and including) the last day of Buyer's Refinery Upgrading Turnaround. The volume deemed to price during each Month of this first pricing period will be calculated based on a daily rate of twenty thousand (20,000) Barrels for all days in that Month, which are included in such first pricing period, subject to any adjustments detailed below.

      (iii) Second Pricing Period. On the first day following the completion of Buyer's Refinery Upgrading Turnaround, the second pricing period will commence and continue until all the Oil to be Delivered under this Agreement has been priced. The volume that shall be deemed to be priced during each Month of the second pricing period will be calculated based on a daily rate of forty-thousand (40,000) Barrels for all day in that Month, which are included in such second pricing period, subject to any adjustments detailed below. Should Seller exercise the right not to increase the rate of Delivery following the turnaround, the volume to be priced shall be reduced accordingly.

      (iv) Changes to Delivery Rate. In cases where Deliveries are suspended as a result of a situation covered in Articles 7.2 or 7.3, the Parties shall agree to a modification to the pricing structure. Buyer shall advise Seller of a reduced Delivery rate resulting from any reduction or suspension in Deliveries, and the volume of Oil to be priced during that period will be reduced to match the reduced rate of Delivery. The normal rate of pricing will be resumed when Buyer's normal rate of Delivery is resumed.

      Notwithstanding the foregoing, there shall be no volume reduction in any pricing period that has already commenced, unless mutually agreed by the Parties. Furthermore, the volume that shall price in any Month cannot be any lower than the volume of Oil that has already been triggered in that Month unless the Parties agree otherwise. Should Buyer request to reduce the volume below the volume that has been triggered, then this reduction can only occur with Seller's agreement, and should Seller request to reduce the volume below the volume that has been triggered, then this reduction can only occur with Buyer's agreement. Should a situation covered in Article 7.2 or 7.3 above occur that would lead to a volume reduction in any pricing period that cannot be reduced for these reasons, then any reduction that cannot occur in the Month for which Article 7.2 or 7.3 has been invoked shall lead to that reduction occurring in the following Month.

      Should the Parties agree to increase the rate of Delivery of the Oil, they shall agree to a concomitant increase in the volume to be priced.

(b)   Pricing Basis.

      All Oil sold under this Agreement shall be priced on one of the following pricing bases, or a combination of both, at Buyer's election:

            (i) ("WTI BASIS") WTI NYMEX Crude Oil First Line Futures Settlements - to be determined as the average of the daily NYMEX settlement prices for WTI Crude Oil First Line Futures for all settlement days in the applicable Month; or

            (ii) ("DATED BASIS") Dated (BFO) Platts quotation - to be determined as the average of the daily mean of the low and high price quotations for Brent (DTD) assessments for BFO Cargoes as currently published in Platts Crude Oil Marketwire ("Platts") (or other suitable price marker) for all quotation days in the applicable Month.

      Buyer shall have the option to determine the volume in each Month that will price on the WTI BASIS and the volume that will price on the DATED BASIS.

      If the relevant Platts index ceases to be published or is not published for any portion of any period applicable to calculation of a sale price, or if the Parties mutually agree to cease using the Platts index for purposes of this Agreement, the Parties shall cooperate in good faith to select an alternative publication or other reference source that reflects as nearly as possible the same information as would have been published in the Platts index. In the event that the Dated BFO component ceases to be the representative North Sea Benchmark for pricing purposes or ceases to be quoted in any agreed publication or reference source, then the Parties shall agree on an alternative North Sea grade and formula for pricing purposes.

(c)   Calculation of Pricing Element.

      The pricing element shall be determined as the sum of the fraction of the total volume deemed to price on the WTI BASIS multiplied by the WTI BASIS price, and the fraction of the total volume deemed to price on the DATED BASIS multiplied by the DATED BASIS price. The pricing element shall be calculated to four (4) decimal places.

10.2 QUALITY DIFFERENTIAL. The quality differential to be applied to all volumes shall be determined in accordance with the following:

      (a)   For the first ***** Barrels, *****
      (b)   For the next ***** Barrels, ***** *****and
      (c)   For all the remaining Barrels, *****

10.3 TRIGGER ADJUSTMENT. The Trigger Adjustment to be applied for all volume deemed to price in Month M shall be determined according to the difference in market value between:

            (i)   Dated BFO for Month M-1, and
            (ii)  the pricing basis for Month M, as defined in Article 10.1(b).

      When Buyer triggers all or part of the volume of the Oil for each Month, it shall invoke the procedures described in Appendix III to determine the Trigger Adjustment for that volume. The objective of Appendix III is to give Buyer a fair and market related mechanism to determine the Trigger Adjustment, and to define clear practical procedures to effect the conversion and make the necessary price adjustments.

10.4 GPW AND QUALITY ESCALATORS. An adjustment will be made to the price of ***** to reflect the changes in quality from time to time of the ***** that is being Supplied using the procedures in Appendix I. The adjustment will be calculated in the form of a per Barrel differential, which shall be applied to the price of ***** as calculated in this Article 10 and shall apply for all ***** Supplied under this Agreement.

10.5 MARGIN SHARING AGREEMENTS. Buyer and Seller shall make best efforts to agree in good faith during 2004 on a margin sharing arrangement based on the following principles:

      (a) Seller will provide an additional discount of ***** per Barrel for any volume on which margin is to be shared.
      (b) Margin sharing will occur above a benchmark likely based on historical average refining margins. The difference between the actual margin and that benchmark will be subject to profit sharing when the actual margin is higher than the benchmark.
      (c) The margin to be used will be either Buyer's actual, independently audited refinery margin, or a margin constructed from published prices to closely simulate Buyer's actual margin.

There shall be no margin sharing arrangements under this Agreement absent the mutual agreement of the Parties.


----------

***** Confidential treatment requested. Confidential information redacted.

                                   ARTICLE 11
                                     PAYMENT

Payment for Oil Delivered under this Agreement shall be made in full, without discount, deduction, withholding, set-off or counterclaim upon presentation of Seller's commercial invoice, on or before the payment due date pursuant to the provisions in Article 11.1.

11.1 PAYMENT TERMS. Payment shall be made in US Dollars by wire transfer of immediately available funds (same day funds) into Seller's designated bank account on the next Business Day after receipt of Seller's invoice and supporting documentation, delivered by facsimile, electronic mail or U.S. mail.

11.2 INVOICING. Buyer shall provide to Seller an EWQ in the format set forth in Appendix V, Section (A) no later than 12:00 p.m. ET on the Thursday or the first Business Day after the EWQ is determined. The EWQ shall include any necessary volume adjustment for over or under billed volumes from a previous period, as described in Article 11.3. Seller shall invoice Buyer for the EWQ as soon as possible after receipt. Seller's invoice also shall include any payment adjustment resulting from a true-up between provisional prices and actual prices pursuant to Article 11.4.

11.3  DETERMINATION OF ESTIMATED WEEKLY QUANTITY AND RESULTING INVOICE.

(a) The EWQ will be the approximate quantity Delivered between midnight Wednesday and midnight on the previous Wednesday, as estimated by Buyer. The estimate shall be determined using the pumphouse computer automatic tankdip readings at midnight for each tank in the Crude Field and the Daily Charge Tanks, and Buyer's estimate of the percentage of Oil in each tank that is owned by Seller. In addition, Buyer shall establish a part-EWQ for the period between midnight on the last day of the Month and midnight on the immediately previous Wednesday.

(b) The sum of all EWQ's for a Month (including any part-EWQ's for shorter periods at the beginning or end of such Month) shall be compared with the actual quantity Delivered during such Month as determined pursuant to Article 12.1(c), and the volume difference will be established.

(c) On the first payment date in Month M+1, the volume to be invoiced will be adjusted in accordance with any such volume difference. However, if the first payment due date for Month M+1 occurs within three (3) Business Days of the beginning of such Month, then the volume adjustment shall be made to the volume for payment on the second payment due date of such Month.

(d) Should the sum of all EWQ's (including all part-EWQ's) be greater than the total quantity Delivered, then the volume due for payment on the appropriate payment due date, shall be reduced by the volume difference as provided in
Article 11.3(c). Should the sum of all EWQ's (including all part-EWQ's) be less than the total quantity Delivered, the volume due for payment shall be increased by the volume difference. Buyer shall determine a part-EWQ for the period between midnight on the last day of the Month and midnight on the first Wednesday of the subsequent Month.

11.4 PAYMENT ADJUSTMENTS. If the final price per Barrel for any EWQ has not been determined by four (4) Business Days before the payment due date, Buyer and Seller shall agree to a provisional price at that time to be paid by Buyer on the payment due date. On the first payment due date after the final price is determined for all EWQ's for which that final price applies, a payment adjustment shall be made. The payment adjustment shall be equal to the difference between the total of all payments on such EWQ's based on provisional prices agreed to by the Parties and the total of all payments on such EWQ's based on the actual prices determined by the Parties. If the total of such provisional payments is greater than the total payments, then Seller shall net the difference off the next payment on the next payment due date. If the total of such provisional payment is less that the total payments, then Buyer shall pay to Seller the difference on the next payment due date. The adjustment payable shall be subject to interest chargeable at the one (1) Month LIBOR rate in effect on the Business Day the provisional payment is due and charged from (and including) the Business Day the provisional payment is due and ending (but excluding) the Business Day the payment adjustment is paid.

11.5 LATE PAYMENT. Any amounts not paid when due under this Agreement shall bear interest from and including the date payment was originally to be made to but excluding the date payment is actually made at the Default Interest Rate. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. Acceptance of late payments shall not constitute a waiver of rights to interest and shall in no circumstance be considered as an agreement to provide extended credit. Any sum not paid by Buyer when due for any reason related to Seller, shall not incur interest.



                      [This space intentionally left blank]

                                   ARTICLE 12
                           MEASUREMENT AND INSPECTION

12.1 MEASUREMENT. At the end of each Month, the Parties shall determine a reconciliation of the following volumes of Oil:

      (i)   the Oil Supplied by Seller to the Refinery;
      (ii)  the Oil Delivered by Seller to Buyer;
      (iii) the Oil in Seller's Inventory in the Refinery; and
      (iv)  the Oil in Buyer's inventory in the Refinery,

using the following measurements:

(a) The actual volume of Oil in Inventory that is owned by Seller at the Refinery shall be determined by Buyer and advised to Seller in a table format as shown in Appendix V, Section (B). Each tank in which Seller owns Oil shall be measured by an Independent Inspector mutually agreeable to both Parties, and the costs shall be shared equally between the Parties. The tank measurements shall be made according to standard industry practice, using a method to determine the total inventory at the end of each Month. (Buyer's computer calculation for the percentage of Oil in each tank that is owned by Seller shall be used together with the Independent Inspector's determination of the total volume of Oil in each tank to calculate the total volume of Oil owned by Seller at the end of each Month, and to provide the information for the table in Appendix V.)

(b) The volume of Oil Supplied by Seller to the Refinery on each Vessel will be determined according to the procedures in Article 12.2.

(c) The actual volume of Oil Delivered equals Seller's Inventory at the beginning of the Month (as determined in Appendix V), plus the volume of Oil Supplied to Buyer during that Month (as determined in this Article 12) minus the volume of Oil in Seller's Inventory at the end of that Month (as determined in Appendix V).

12.2 INSPECTION. The quality, quantity and volume of line displacement shall be determined by an Independent Inspector acceptable to both Parties, and the cost of such Independent Inspector shall be shared equally by the Parties. The Independent Inspector's determination shall be binding on both Parties, except for fraud or manifest error, and shall be used for invoicing purposes. Each Party may have a representative present during all tests and measurements. All measurements shall be in accordance with the latest API and ASTM standards and principles then in effect and with generally accepted standards within the petroleum industry. All quantity determinations shall be corrected to 60(degrees) F in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (ASTM designated D#1250, table 6(A)).

(a) Inspection for Quantity Supplied. The quantity of Oil Supplied shall be determined by one of the three following methods, in descending order of preference:

      1. The quantity of Oil Supplied shall be determined by proven meters, in the immediate vicinity of the berth, at the Refinery.

      2. If meters are unavailable, or not proven, or not functioning correctly, or determined by the Independent Inspector to be inaccurate or not to represent the quantity Supplied by the Vessel, then the outturn quantity shall be based on static shore tank upgauge measurements at the Refinery, with receiving shore tanks in conditions recommended in API Chapter 3.1A for determining accurate measurement, and meeting the criteria specified below. In the event that the outturn quantity is to be based on shore tank measurements, then each receiving shore tank shall be static from the opening official gauge measurement until the closing official gauge measurement and shall have a liquid oil surface at the official point of calibration. Additionally, all receiving shore tanks shall contain sufficient oil, prior to receipt, to ensure that the floating roofs are afloat and clear of the critical zone by a minimum of six (6) inches. All receiving shore tanks shall be calibrated for critical measurement as set forth by API 2.2 ASTM designation 1220.

      3. If the shore tanks are active or do not meet the criteria above, the Independent Inspector cannot verify the shore tank measurements prior to or after discharge, the Independent Inspector determines that these shore tank measurements are inaccurate or are not representative of the volume Supplied by the Vessel, or the receiving tanks are located at a location other than the Refinery, then the Vessel's arrival figure, less the volume remaining on board, adjusted by the Vessel's loading experience factor, as calculated by the Independent Inspector, shall be used to determine the outturn quantity. (For the purpose of this Agreement, the tanks currently designated as VEPCO tanks `C', `D' and `E' shall be deemed to be located at the Refinery.)

In the event the Oil is Supplied by Seller to Buyer ex-Seller's lightering vessel or barge into the Refinery, the quantity Supplied shall be determined by Articles 12.2(a)1, 2 or 3.

(b) Inspection for Quality Supplied.

The quality determined will reflect full deduction for sediment and water, measured in accordance with the latest API/ASTM standards and methods in effect at the time of discharge, as determined from a representative sample drawn by the Sampler. In the event that the Sampler is not available, malfunctions during the transfer, or the Independent Inspector determines that the samples drawn by such Sampler are not representative of the material on board the Vessel on arrival at the Refinery (including, making a comparison with the total of Vessel's arrival composite sample analysis results and Vessel's arrival free water), then sediment and water deduction shall be determined by using the Vessel's volumetrically correct composite sample and Vessel's free water Supplied volume.

(c) Line Displacement.

In the event that outturn quantity is to be based on shore tank measurements, or if meters are to be used, but are not located in the immediate vicinity of the berth, then, at the commencement of discharge, after opening shore tank gauges have been established, the Independent Inspector shall monitor the performance of a line displacement consisting of the delivering Vessel pumping to the furthest receiving shore tank. The Parties agree that two (2) line displacements may occur when Supplying from the same Vessel to both the Crude Field and the VEPCO tanks `C', `D' or `E'. The line displacement shall be carried out in accordance with API Chapter 17.6.10.3. The quantity displaced shall be at least 120 percent of the combined capacity of all designated Vessel and shore transfer lines (API Chapter 17.6.10.3.5). The Independent Inspector's conclusions regarding the results of the line displacement shall be binding on all Parties absent manifest error or fraud, and the final shore outturn quantity shall be credited, as detailed below, as necessary.

The accepted volume tolerance for the line displacement will be two hundred and fifty (250) Barrels, which represents the agreed combined measurement precision limit for the opening and closing gauges for both the receiving shore tank and the supplying Vessel tank. If, during such line displacement, the difference between the volume that the shore tank receives and the volume that the Vessel Supplies is within the accepted tolerance, or if the volume that the shore tank receives is in excess of the volume that the Vessel Supplies by an amount either within or in excess of the accepted tolerance, then the shore line is to be considered full. If, during such line displacement, the volume that the shore tank receives is less than the volume that the Vessel Supplies by an amount greater than the accepted tolerance, then the line shall be considered slack. In cases when the line is found to be slack, the entire difference between the volume that the shore tank receives and the volume that the Vessel Supplies shall be credited to the final outturn quantity.

If the shore and Vessel volumes differ by more than the accepted tolerance, Buyer may exercise the option of carrying out a second line displacement (as detailed in API Chapter 17.6.10.3.7 Step 4). If a second displacement is carried out, the same accepted tolerance shall apply. If the Vessel delivery and Refinery receipt volumes differ for the second displacement and the difference is within the accepted tolerance, then only the entire difference resulting from the first displacement shall be credited to the final outturn quantity. If, in the second displacement, the volume that the shore tank receives is less than the volume that the Vessel Supplies by an amount greater than the accepted tolerance, then the total of the entire differences resulting from the first displacement plus the second displacement shall be credited to the final outturn quantity.

The Refinery shall confirm the line displacement volumes before the discharge of the Vessel resumes. Refinery personnel (the pump house supervisor or his designated representative) present at the discharge are required to have the necessary authority to agree to all measurements carried out in relation to the line displacement. Any delays incurred resulting from a line displacement dispute, including the carrying out of a second line displacement, are for Buyer's account until the discharge has resumed, provided such delay is the direct and sole result of the line displacement dispute.

12.3 ADDITIONAL ANALYSIS. The API gravity (by method ASTM D1298) and sulfur (% wt., by method ASTM D2622) of the Oil on each Cargo shall be analyzed at the Loading Terminal. Buyer shall be advised of this information no more than three
(3) Business Days after the loading of the Cargo is completed.

                                   ARTICLE 13
                              LAYTIME AND DEMURRAGE

13.1 LAYTIME.

(a) Vessel shall tender notice of readiness to Buyer on arrival at the pilot station or customary anchorage, or at an area agreed between Buyer and Seller, whichever is applicable at the Discharge Port.

(b) Allowed laytime at the Discharge Port, including Sundays and holidays, shall commence as set forth in Article 13.1(c) and be calculated as follows:

      (i) for Cargo sizes up to and including six hundred twenty thousand (620,000) Barrels, thirty-six (36) hours; and

      (ii) for Cargo sizes above six hundred twenty thousand (620,000) Barrels, but less than seven hundred thousand (700,000) Barrels, Buyer shall be allowed one (1) additional hour for each twelve thousand (12,000) Barrels of Cargo Supplied, or pro-rata, over and above 620,000 Barrels. Laytime for any Cargo above seven hundred thousand (700,000) Barrels shall be negotiated by the Parties prior to accepting such Cargo nomination.

Any time incurred in excess of the described above laytime shall be for Buyer's account, and shall be considered demurrage, except as detailed in Articles 13.2 and 13.3 below.

(c) Time allowed to Buyer shall commence as follows:

      (i) If Vessel tenders notice of readiness within the nominated Four-Day Supply Window at the Discharge Port, time allowed to Buyer shall commence six (6) hours after notice of readiness or when the Vessel is all fast at the Refinery, whichever occurs first.

      (ii) If Vessel tenders notice of readiness after the nominated Four-Day Supply Window at the Discharge Port, time allowed to Buyer shall commence when Vessel is all fast at the Refinery. Buyer shall make best effort to berth Vessel as soon as possible.

      (iii) If Vessel tenders notice of readiness prior to the nominated Four-Day Supply Window, then time allowed to Buyer shall commence at 06:00 hours on the first day of the nominated Four-Day Supply Window, or all fast, whichever occurs first.

(d) Laytime shall cease upon Completion of Discharge.

13.2 TIME NOT INCLUDED AS LAYTIME OR DEMURRAGE. The following time shall not count as laytime or time on demurrage:

(a) time spent by Vessel on inward passage (from arrival, or from anchor aweigh to all fast), in handling ballast (unless concurrent with discharge), or discharging slops;

(b) any time resulting from delay caused by strike, lockout, stoppage or restraint of labor for master, officers or crew of the Vessel;

(c) time delays incurred due to Vessel's condition or breakdown or inability of the Vessel's facilities to discharge the Cargo within the time allowed;

(d) where time delay is caused to Vessel getting into berth after notice of readiness for customary regulatory or compliance inspections or where there is a delay in discharge once Vessel is alongside berth for customary regulatory or compliance inspections. Delays and costs due to inspections and other requirements related to the MSA/ISPS Code, may be determined at a later date, subject to any subsequent legislation. The Parties agree to meet in good faith to discuss any such costs. Seller shall not solely be responsible for such delays or costs unless the inspections reflect that the Vessel is not in compliance with the relevant regulations.

(e) the time incurred awaiting the next published high tide accessible to the Vessel after Vessel tenders notice of readiness;

(f) the time incurred performing lightering operations prior to berthing; and

(g) for avoidance of doubt, Article 7.3 shall not apply to this Article 13.2.

13.3 TIME INCLUDED AS HALF TIME. The following laytime or time on demurrage shall only count as one-half time for Buyer's account:

(a) time incurred as a result of fire, explosion, strike, lockout, stoppage or restraint of labor or by breakdown of machinery or equipment in or about the Refinery, including power failures;

(b) any time delays incurred in berthing Vessel for discharge which are directly or indirectly due to weather conditions, always provided that such weather delays occur before the Vessel is on demurrage (Buyer shall be responsible for full time for such weather delays while Vessel is on demurrage); and

(c) for avoidance of doubt, Article 7.3 shall not apply to this Article 13.3.

13.4 LIGHTERED CARGOES. In the event that Seller requests and Buyer accepts a Cargo such that it is necessary for Seller to lighter Seller's Vessel to meet applicable draught restrictions, then:

a) time allowed to Buyer to receive that part of the Cargo Supplied by the Vessel shall be as determined in this Article 13 unless the lightering process causes any delays, which delays shall not constitute laytime; and

b) time allowed to Buyer to receive that part of the Cargo Supplied by the lightering barge or vessel shall be agreed between the Parties prior to Buyer's acceptance of the total Cargo.

      Any time used by Buyer in excess of the agreed additional time allowed shall be considered demurrage as per this Article 13.

13.5 DISCHARGE RATE. Seller warrants that the Vessel is able to discharge the entire Cargo within thirty-two (32) hours, (eight (8) hours less if crude oil washing is not conducted), or maintain an average discharge pressure of one hundred (100) PSI at Vessel's manifold provided shore facilities permit. Time lost as a result of Vessel being unable to discharge the Cargo as stated above shall not count as laytime or time on demurrage. Suspension of discharge for final draining and stripping purposes for a maximum two (2) hours shall be allowed provided Vessel maintains an average discharge pressure of one hundred
(100) PSI at Vessel's manifold during bulk discharge or meets such lesser performance required pursuant to a restriction imposed by the Refinery.

13.6 DEMURRAGE CLAIMS.

(a) Seller shall provide Buyer with a commercial invoice for any demurrage claim based on Vessel's charter party demurrage rate per day, supported by a copy of the charter party fixture recap evidencing the demurrage rate, and supporting documents. In case of a lightering vessel, the demurrage rate used shall be the contract overtime rate per day, where such rate shall be competitive with general market conditions at the time of charter, or in the absence thereof, at Worldscale at the Average Freight Rate Assessment ("AFRA") appropriate to the size of Vessel as provided by the London Tanker Brokers Panel and current on the date of commencement of laytime. For avoidance of doubt, laytime calculations shall be pursuant to the terms and conditions of this Agreement.

(b) Seller shall provide Buyer with an invoice and supporting documents for a demurrage claim within ninety (90) days from Completion of Discharge at the Refinery. If Seller is unable to support a demurrage claim within ninety (90) days of the Completion of Discharge, Buyer agrees to extend the ninety (90) day demurrage notification period by thirty (30) days upon Buyer's receipt of notice from Seller of a forthcoming claim. Seller shall provide Buyer with such notice within the ninety (90) day demurrage notification period.

(c) Undisputed demurrage shall be paid by Buyer to Seller no later than seventy-five (75) days after Buyer's receipt of Seller's invoice supported by appropriate documentation. In the event that payment for undisputed demurrage has not been made by the due date, then interest on overdue payments shall be paid for the period starting on and including the due date for payment and ending on but excluding the receipt date of the payment, at the Default Interest Rate.

(d) In the event that Buyer disputes Seller's demurrage claim, Buyer shall pay the undisputed portion of the claim by the due date and shall address the amount in dispute within seventy-five (75) days after receipt of Seller's demurrage calculations. Furthermore, Buyer and Seller shall make best efforts to reach an agreement on the issues in dispute in an efficient and timely manner, and payment for the agreed amount shall be made immediately upon agreement.

                                   ARTICLE 14
                                CREDIT CONDITIONS

14.1 CREDIT SUPPORT.

(a) To protect Seller's ownership interest in the Oil, Buyer shall facilitate the execution of the Intercreditor Agreement (the "INTERCREDITOR AGREEMENT") by and among Seller, Buyer, and Bank of America, N.A., as administrative agent under the Second Amended and Restated Credit Agreement dated May 14, 2002 between Giant Industries, Inc., Bank of America N.A., BNP Paribas, Fleet National Bank and Banc of America Securities LLC (the "CREDIT AGREEMENT") as may be renewed, modified, amended, or replaced. Buyer shall operate in compliance with the Intercreditor Agreement.

(b) Seller shall continuously have and retain title to the Oil in Buyer's tanks and leased tankage at all times during this Agreement. Buyer shall facilitate the execution of a Tank Owner's Agreement for each tank not owned by Buyer in which the tank owner shall acknowledge Seller's unencumbered title to the Oil. Buyer shall not enter into any agreement that adversely affects Seller's title to such Oil or its rights and protections under the Intercreditor Agreement or Tank Owner's Agreement. Oil owned by Seller may be commingled with Buyer's oil only as provided in this Agreement; provided, however, that Buyer shall make reasonable efforts to segregate Seller's Oil, where practicable, and shall provide the necessary reporting as required in this Agreement and the Intercreditor Agreement.

(c) To further secure the obligations of this Agreement, it is agreed that Buyer's ultimate parent company, Giant Industries, Inc. (the "GUARANTOR"), shall provide an irrevocable guaranty (the "GUARANTY") for the term of this Agreement, in form and substance reasonably acceptable to Seller.

14.2 REPORTING REQUIREMENTS.

(a) Buyer shall provide Seller with:

      (i) Any and all borrowing base determinations made by Giant for the benefit of lenders and banking institutions for which Giant borrows money or for letters of credit or other financing arrangements entered into by Giant. Giant shall send such borrowing base determinations to Seller at or around the same time they are sent to the lenders and or banking institutions for which they are currently sent on a weekly basis.

      (ii) Balance sheet information for Giant on a monthly basis including assets, liabilities and debt levels for the Months these figures are not available in public financial statements. Seller shall treat any non-public information on a confidential basis.

      (iii) Publicly available information sufficient to enable Seller to ascertain Giant's current financial condition and for Seller to assure itself of the security of Oil owned by Seller that is in Buyer's custody.

      (iv) A weekly schedule with detailed inventory records reflecting the volume of Oil to which Seller has title, as well as the volumes of Buyer's oil in commingled storage, in the format of Appendix V.

(b) Buyer shall notify Seller within twenty-four (24) hours of the time that Buyer becomes aware of any event that could reasonably be expected to have a material adverse effect on Buyer's financial condition, operations, business or prospects taken as a whole, including adverse changes in Buyer's debt to equity ratio, default under the Credit Agreement, default in the payment when due of any principal of or interest on any indebtedness aggregating One Million Dollars ($1,000,000) or more, a final judicial or administrative judgment against Giant that is in excess of One Million Dollars ($1,000,000) in the aggregate, a downgrading of Giant's credit and debt rating by a national credit agency and Giant's bank borrowing line availability declines below thirty million US Dollars ($30,000,000).

(c) Giant shall notify (i) any and all debt holders or lenders under the Credit Agreement; and (ii) any person who holds a security interest in Buyer's inventory in Buyer's Crude Field tankage and Daily Charge Tanks of Seller's ownership of Oil in both segregated tanks and in commingled storage.

(d) Failure to comply with any of the requirements of Articles 14.1 or 14.2 stated above shall first trigger a Collateral Event as described in Article 14.3 and, if not satisfied, an Event of Default as described in Article 20.

14.3 COLLATERAL EVENT.

(a) Seller reserves the right, immediately and without prior notice, to terminate or suspend any credit facility and any other credit arrangements that Seller shall make available to Buyer under this Agreement or for any other business purpose, whenever, in its reasonable judgment, Seller considers Buyer's financial condition to present an undue risk to the security of Seller's accounts receivable, margin sharing as in Article 10.5, or Oil in Buyer's custody or should Seller conclude that it has not or cannot obtain sufficient information to ascertain the security of such Oil (each, a "COLLATERAL EVENT"). When a Collateral Event occurs, Seller shall immediately notify Buyer and Buyer shall provide, at its option, any of the following forms of collateral ("COLLATERAL") in an amount determined by Seller in its sole discretion:

(i)   Sellers accounts receivable:     Prepayment or Standby Letter of Credit
(ii)  Margin participation:            Prepayment or Standby Letter of Credit
(iii) Oil in Buyers custody:           Standby Letter of Credit

(b) Collateral in the form of prepayment shall be sent via wire transfer in immediately available funds within two (2) Business Days from receipt of Seller's request. Prepayments shall be discounted for the number of days early payment was effected to the normal payment due date and shall earn interest at the one (1) Month LIBOR rate basis 360 day year.

(c) In lieu of prepayment or in the case of Oil in Buyer's custody, Buyer may post a Standby Letter of Credit within two (2) Business Days from receipt of Seller's request. The Standby

Letter of Credit shall be opened in a form, amount, term and from a bank acceptable to Seller and shall be deemed received upon receipt by Seller's advising bank. All bank charges and any additional costs related to the opening of such Standby Letter of Credit shall be strictly for the account of Buyer.

                      [This space intentionally left blank]

                                   ARTICLE 15
                            TAXES, DUTIES AND CHARGES

15.1 IMPORTER OF RECORD. Buyer shall be the importer of record for U.S. Customs purposes and shall be responsible for importation documentation and all associated costs. Buyer shall comply with all Law, procure all necessary licenses and permissions and shall pay, or cause to be paid, all importation duties and Taxes. Seller shall provide Buyer with sufficient information and all necessary documents (including a certificate of origin) to timely facilitate importation and reporting.

15.2 COMPLIANCE.

(a) Each Party represents that it is in material compliance with all Law relating to the reporting and payment of applicable Taxes imposed on the Oil. Buyer and Seller each represents and covenants that it will file appropriate Tax returns and pay all applicable Taxes arising from or related to this Agreement. Buyer and Seller agree to cooperate in order to minimize any Tax liability to the extent legally permissible. Prior to the scheduled delivery date of Oil to Buyer, Buyer and Seller each shall provide the other with proper exemption certificates or direct pay permits as may be required under Law.

(b) Buyer shall pay or reimburse Seller the amount of Taxes paid or incurred by Seller with respect to or in connection with the sales of Oil to Buyer under this Agreement. Buyer hereby indemnifies and holds Seller harmless for any such Tax liability, whether determined or determinable during the duration of this Agreement or on audit after termination; provided, however, that Buyer's obligation to reimburse Seller for Taxes shall survive termination of this Agreement for a period which equals the statute of limitations applicable to the specific Tax in question.

(c) If Seller receives any refund of, or realizes the benefit of any credit with respect to, Taxes that Buyer previously had paid to Seller, Seller shall pay the amount of such refund or credit to Buyer, together with any interest thereon paid to Seller by the Governmental Authority, but otherwise without interest thereon. If it is later determined that Seller was not entitled to such refund, credit or interest, then the portion thereof which is repaid, recaptured or disallowed shall be treated as a Tax for which Buyer shall reimburse and indemnify Seller pursuant to this Article 15.2.

(d) Any amounts due under this Article 15.2 and not invoiced as part of the price of the Oil shall be paid within two (2) Business Days after demand for payment is made.

15.3 PORT FEES. Notwithstanding the foregoing, (i) all customary agency fees, towage, pilotage and similar port charges, port duties and other Taxes against the Vessel at the Discharge Port, shall be paid by Seller, and (ii) all import fees and other port fees and charges normally paid by Buyer and/or importer shall be borne by Buyer.

                                   ARTICLE 16
                                    INSURANCE

16.1 INSURANCE REQUIRED FOR BUYER. Buyer shall, at its sole expense, carry and maintain in full force and effect throughout the term of this Agreement insurance coverages, with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to Seller, of the following types and amounts:

(a) Workers compensation coverage in compliance with the Law of the states having jurisdiction over each employee and employer's liability coverage in a minimum amount of One Million Dollars ($1,000,000) per accident.

(b) Automobile liability coverage in a minimum amount of One Million Dollars ($1,000.000).

(c) Comprehensive or commercial general liability coverage and umbrella or excess liability coverage, which includes bodily injury, broad form property damage and contractual liability in a minimum amount of one Million Dollars ($1,000,000) per occurrence and one Hundred Million Dollars ($100,000,000) in the aggregate.

(d) Pollution liability coverage, which includes Liabilities under any Environmental Law or for any environmental damages and "sudden and accidental pollution" liability coverages.

(e) Standard fire and extended coverage (or alternatively, so-called "all risk" coverage) on the Refinery that shall provide for the full replacement cost of any Oil owned by Seller and stored by Buyer.

16.2 ADDITIONAL INSURANCE REQUIREMENTS.

(a) Buyer shall cause its insurance carriers to furnish to Seller insurance certificates, in a form and from a party reasonably satisfactory to Seller, evidencing the existence of the coverages and endorsements required. The certificates shall specify that no insurance shall be canceled or materially changed during the term of this Agreement unless the other is given thirty (30) days notice prior to cancellation or prior to a material change becoming effective. Buyer shall promptly provide Seller with renewal certificates.

(b) Seller shall be named as an "additional insured as its interests may appear" on each of Buyer's insurance policies described in Article 16.1 above.

(c) The foregoing policies of Buyer shall include an endorsement that the underwriters waive all rights of subrogation against Seller.

(d) Buyer shall notify Seller if any self-insured retentions or deductibles exist in the foregoing policies, and all self-insured retentions or deductibles that exist in the foregoing policies of Buyer shall be the sole responsibility of Buyer.

(e) The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

                                   ARTICLE 17
                                TERM OF AGREEMENT

This Agreement shall become effective on the Effective Date and shall expire when title to all of the Oil on the last Cargo containing the ***** Delivered under this Agreement has passed to Buyer and all other obligations have been fulfilled.

                                   ARTICLE 18
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

18.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Buyer and Seller each represents and warrants to the other as of the Effective Date and as of each Delivery that:

(a) There are not suits, proceedings, judgments, ruling or orders by or before any court or any Governmental Authority that materially and adversely affect its ability to perform or the rights of the other Party under this Agreement.

(b) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business and perform its obligations hereunder.

(c) The making and performance by it of this Agreement is within its powers and has been duly authorized by all necessary action on its part.

(d) This Agreement constitutes a legal, valid and binding act and obligation of it, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor's rights generally.

(e) No Event of Default under Article 20.1 with respect to it or event, which with notice and or a lapse of time would constitute such an Event of Default, has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

(f) It is an "Eligible Contract Participant" as defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(g) It is a "forward contract merchant" in respect of this Agreement and each sale of Oil hereunder, and each sale of Oil hereunder is a forward contract for purposes of the Bankruptcy Code.

(h) Neither it nor any of its affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Oil hereunder who is entitled to any compensation with respect thereto.

----------
**** Confidential treatment requested. Confidential information redacted.

(i) All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement and its performance hereunder and the consummation by it of the transactions contemplated hereby have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.

(j) The execution, delivery and performance of this Agreement do not violate or conflict with (i) any law applicable to it, (ii) any provision of its constitutional documents, (iii) any order or judgment of any court or Governmental Authority applicable to it or any of its assets or (iv) any contractual restriction binding on or affecting it or any of its assets.

(k) It possesses all necessary permits, authorizations, registrations and licenses required to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(l) It is not bound by any other agreement that would preclude or hinder its execution, delivery, or performance of this Agreement.

18.2 MUTUAL COVENANTS.

(a) Each Party shall, in the performance of its duties under this Agreement, comply in all material respects with Law, including all Environmental Law. Buyer and Seller each shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other upon their request. Buyer and Seller each shall also immediately notify the other of any violation or alleged violation with respect to the Oil sold or purchased under this Agreement, and, upon request shall provide the other with all evidence of environmental inspections or audits by any Governmental Authority with respect to such Oil.

(b) All reports or documents rendered by Buyer or Seller to the other shall, to the best of its knowledge and belief, accurately and completely reflect the facts about the activities and transactions to which they relate. Buyer and Seller each promptly shall notify the other if at any time it has reason to believe that the records or documents previously furnished no longer are accurate or complete.

18.3 ENVIRONMENTAL COVENANTS OF BUYER. Buyer covenants as of the Effective Date and throughout the term of this Agreement that:

(a) It is in material compliance with Environmental Law applicable to operations at the Refinery and has not received any formal notification that it is not presently so in compliance.

(b) The Refinery is structurally sound and safe and it does not know of any leaks in the storage tanks, pipelines or other equipment or of any other situation at the Refinery that could cause significant environmental danger, generate significant environmental Liabilities or have a significant detrimental impact on the environment or to Seller's interests.

(c) It shall maintain and operate the Refinery in good serviceable condition and in a manner that materially complies with reasonable and prudent industry standards adopted and used in commercial, high quality petroleum refineries and with all Laws, including all Environmental Law.

(d) It is in material compliance with all Law regarding worker occupational safety and training.

(e) It is in material compliance, and will maintain such compliance, with all Law relating to marine oil pollution.

(f) All tanks used for the storage and throughput of Seller's Oil are above ground.

(g) It promptly will provide Seller with notice of any changes to the representations and covenants in this Article 18.3.

(h) In the event of any Oil spill or discharge reportable under Law, or other environmental pollution occurring at the Refinery or in connection with any transfer, delivery, transportation or receipt of Oil, Buyer shall take all steps (if any) required under Law, including undertaking measures to prevent or mitigate resulting pollution damage. Even if not required by Law, Buyer nevertheless may determine to undertake such measures to prevent or mitigate pollution damage as it deems appropriate or necessary or is required by any Governmental Authority. Buyer shall notify Seller immediately of any such operations, and shall perform such operations in accordance with the National Contingency Plan and any other Law, or as may be directed by the U.S. Coast Guard or any other Governmental Authority.

(i) In the event that a Party incurs costs to clean up or contain a spill or discharge or to prevent or mitigate resulting pollution damage, such Party reserves any rights provided by law to recover such costs from the other Party, as well as any third party. In the event a third party is legally liable for such costs and expenses, each Party shall cooperate with the other Party for the purpose of obtaining reimbursement. Each Party shall also cooperate with the other Party for the purpose of obtaining reimbursement from any other applicable entity or source under Law.

                      [This space intentionally left blank]

                                   ARTICLE 19
                           AUDIT AND INSPECTION RIGHTS

Seller shall have the right, during Buyer's normal business hours and after reasonable advance notice to Buyer so as not to disrupt Buyer's operations: (i) to make periodic operational inspections of the storage facilities located at the Refinery upon one (1) Business Day's notice, (ii) to conduct audits of any pertinent books and records, including those related to receipts, deliveries and inventories of Oil upon three (3) Business Days' notice and (iii) to conduct physical verifications of the amount of Oil stored at the Refinery. Seller shall have the right to conduct physical inspections of the storage facilities at the Refinery for a period of ninety (90) days following the Termination Date and to conduct audits of any pertinent records for a period of one (1) year following the Termination Date. During any audits or inspections, Seller shall comply with all applicable rules and regulations of the Refinery, as well as any applicable Law.

                                   ARTICLE 20
                           SUSPENSION AND TERMINATION

20.1 EVENTS OF DEFAULT. Upon the occurrence of any of the events listed below (each, an "EVENT OF DEFAULT" or "DEFAULT") with respect to a Party (the "DEFAULTING PARTY"), the other Party (the "NON-DEFAULTING PARTY") may, in its sole discretion, and in addition to any other legal remedies it may have, in law or equity, upon giving notice to the Defaulting Party, (i) suspend its performance under this Agreement, including, as appropriate, the suspension of Seller's Supply of Oil and Buyer's taking Delivery of Oil, (ii) terminate this Agreement, or (iii) if Buyer is the Defaulting Party, Seller may immediately remove all Oil from the storage facilities at the Refinery:

      (a) Any Party fails to make payment when due under this Agreement within two (2) Business Days of a demand for payment;

      (b) Any Party fails to perform, breaches or repudiates any obligation to the other Party under this Agreement, other than an Event of Default described in clause (a) above or breaches any representation, covenant or warranty in any material respect under this Agreement, that, if capable of being cured, is not cured to the satisfaction of the other Parties, within five (5) Business Days from notice to such Party that corrective action is needed, or longer than five (5) Business Days if the Party that fails to perform, breaches or repudiates demonstrates to the other Party within five (5) Business Days after receiving notice that corrective action is needed, to the reasonable satisfaction of the other Party, that such cure will be successful and such Party provides a reasonable estimate of the time necessary in order to complete the curative actions;

      (c)   A Party or the Guarantor becomes Bankrupt;

      (d) There is a change in more than fifty percent (50%) of the direct or indirect ownership of a Party or a Party sells all or substantially all of its assets;

      (e) A Party fails to give adequate assurances of its ability to perform within two (2) Business Days upon a reasonable request therefore by the other Party;

      (f) A Party ceases, or threatens to cease, to carry on its business or a major part thereof, or a distress, execution, or other process is levied or enforced upon or against any significant part of the property of such Party that has a material adverse effect on a Party's business or a major part thereof, or the other Party reasonably determines that any of the foregoing events is reasonably likely to occur;

      (g) Buyer, Giant or any other subsidiary of Giant fails to make any payment in respect of indebtedness of more than Five Million Dollars ($5,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues and is not discharged within five (5) Business Days;

      (h) Buyer has a loss of a material permit by any Governmental Authority or fails to renew any material license, permit or franchise of the Buyer or any material subsidiary of Buyer's parent company directly or indirectly or suffers the imposition of any restraining order, escrow, suspension or impounding of significant funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise which has a material adverse impact on Buyer's business or a major part thereof;

      (i) Giant fails to maintain the Guaranty in a form reasonably acceptable to Seller and covering all obligations due under this Agreement, or such Guaranty is for any reason partially or wholly revoked or invalidated or otherwise ceases to be in full force and effect, or Guarantor denies that it has any further liability or obligation thereunder;

      (j)   Buyer fails to satisfy the Collateral requirements pursuant to
            Article 14.3;

      (k) Except as otherwise agreed by the Parties, any event of default or automatic early termination event under any other agreement or contract that may from time to time be entered into between Buyer and Seller, including the Intercreditor Agreement and Tank Owner's Agreement; and

      (l) Any Event of Default or automatic early termination event under Buyer's Credit Agreement or the Guaranty.

In the case of an Event of Default described in Article 20.1(c) above, termination automatically shall be deemed to occur as of the moment immediately preceding such Event of Default, and no prior notice to the Defaulting Party is required.

                      [This space intentionally left blank]

20.2 REMEDIES. The Non-Defaulting Party's rights under this Article 20 shall be in addition to, and not in limitation or exclusion of, any other rights that it may have (whether by agreement, operation of law or otherwise), including any rights and remedies under the UCC. The Non-Defaulting Party may enforce any of its remedies under this Agreement successively or concurrently at its option. No delay or failure on the part of a Non-Defaulting Party to exercise any right or remedy to which it may become entitled on account of an Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default. All of the remedies and other provisions of this Article 20 shall be without prejudice and in addition to any right to which any Party is at any time otherwise entitled (whether by operation of law, in equity, under contract or otherwise).

20.3 INDEMNIFICATION. The Defaulting Party shall indemnify and hold harmless the Non-Defaulting Party for all Liabilities incurred as a result of the Event of Default or in the exercise of any remedies under this Article 20, including any damages, losses and expenses incurred in obtaining, maintaining or liquidating commercially reasonable hedges relating to the Oil sold and purchased hereunder, all as determined in a commercially reasonable manner by the Non-Defaulting Party.

20.4 GOVERNMENTAL ACTION. Should the enactment and implementation of changes in U.S. import or export taxes, duties, or other governmental action, in its effects or consequences, result in materially reduced economic incentives for Seller, associated with or related to the Oil hereunder (which shall be documented by Seller), then the Parties shall at Seller's written request meet in order to agree on adjustment of the Agreement, which will eliminate such materially reduced incentives. If the Parties fail to agree within thirty (30) days after the request for a meeting is received, then Seller shall have the right to terminate this Agreement.

                      [This space intentionally left blank]

                                   ARTICLE 21
                           OBLIGATIONS AT TERMINATION

21.1 ACTION UPON TERMINATION. Upon expiration or termination of this Agreement for any reason, the Parties agree and shall undertake to do the following:

(a) On the date of expiration of this Agreement or the date of early termination (the "TERMINATION DATE"), Buyer shall purchase from Seller all Inventories located at the Refinery (or any such alternate storage facilities previously agreed to by the Parties for the storage of Seller's Oil pending sale to Buyer), as well as any Oil nominated for supply to Buyer, subject to the provisions of
Article 21.2. The volume and price of such Oil shall be determined in accordance with this Agreement. Seller shall prepare and provide Buyer with an invoice for the sale of such Inventories. In each case, title and risk of loss to the Inventories shall pass from Seller to Buyer upon receipt of payment into Seller's designated account.

(b) If this Agreement is terminated due to a Default by Buyer, Seller shall calculate within ten (10) days of the Termination Date (or within such longer period as is necessary under the circumstances) all damages, losses and expenses incurred by Seller in liquidating all Inventories, as determined in a commercially reasonable manner by Seller and any damages incurred by Seller as allowed pursuant to Article 23 herein, and Buyer shall be required to compensate Seller for all such damages, losses and expenses upon demand. Seller shall be entitled to deduct any such damages from any deposits or other available credit support or Collateral.

(c) If this Agreement is terminated due to a Default by Seller, Buyer shall calculate within ten (10) days of the Termination Date (or within such longer period as is necessary under the circumstances) all damages incurred by Buyer as allowed pursuant to Article 23 herein, as determined in a commercially reasonable manner by Buyer, and Seller shall be required to compensate Buyer for all such damages upon demand.

(d) As soon as practicable after the Termination Date, Seller shall calculate a final reconciliation of any amounts due between Seller and Buyer under this Agreement (in addition to the amounts due for repurchase of the Inventories) and provide a statement to Buyer. The Party owing any amount due shall pay such amount on the same Business Day of receipt of an invoice by the other Party.

21.2  NOMINATED VOLUMES.

(a) If this Agreement is terminated due to a Default by Buyer, Seller shall have the option to Deliver to Buyer any volumes of Oil nominated by Buyer but not yet Delivered at such payment terms as it determines are appropriate in its sole discretion or to sell such volumes to a third party. Buyer shall compensate Seller for any resulting additional costs, damages, losses or expenses.

(b) If this Agreement is terminated due to a Default by Seller, Buyer shall have the option to take Delivery of any or all volumes of Oil nominated by Buyer but not yet Delivered or to cancel such volumes. Seller shall compensate Buyer for any resulting additional costs, damages, losses or expenses.

(c) In either event, if nominated volumes are sold to Buyer, the purchase price shall be the price that would have applied had the nominated volumes been timely Delivered prior to the date of termination of this Agreement.

21.3  FAILURE TO REPURCHASE OIL.

(a) If Buyer fails to pay Seller for the Inventories on the Termination Date, Seller may elect at its sole discretion to sell any or all of the Inventories to third parties pursuant to such terms and conditions as it deems appropriate in its sole discretion. Seller shall notify Buyer of this election and the instructions for delivery of the Oil to Seller's customers or consignees.

(b) If Seller elects to sell the Oil to third parties pursuant to Article 21.3
(a), then Seller shall be entitled to a reasonable period of time from the Termination Date to remove the Oil from the Refinery or other storage facilities. Seller shall have reasonable access to such storage facilities for the purpose of removing its Oil or effectuating any third-party sales.

(c) In no event shall Seller be responsible for tank bottoms, and Buyers shall compensate Seller for the value of such bottoms remaining in the tanks after the Termination Date if not purchased from Seller.

(d) Buyer shall indemnify and hold harmless Seller against any Liabilities incurred in connection with its failure to purchase the Inventories in accordance with this Article 21, including any losses and expenses incurred in obtaining, maintaining or liquidating commercially reasonable hedges or related trading positions, all as determined by Seller in a commercially reasonable manner.

21.4 RESTRICTED USE OF TANKS. If Seller's use of the tanks is materially restrained or enjoined by judicial process, terminated by municipal or other Governmental Authority or by right of eminent domain, Buyer and Seller shall cooperate to dispose of any Oil related to such tanks. Seller shall use commercially reasonable efforts to sell such Oil to third parties, and Buyer shall be liable to Seller for any shortfall between (i) the gross revenues received by Seller from such third-party sales and (ii) the contract price that Buyer would have paid Seller hereunder, plus reasonable costs of cover and documented hedge expenses.

                      [This space intentionally left blank]

                                   ARTICLE 22
                           INDEMNIFICATION AND CLAIMS

22.1  INDEMNIFICATION.

(a) To the fullest extent permitted by Law and except as specified otherwise elsewhere in this Agreement, Buyer shall defend, indemnify and hold harmless Seller, its affiliates, and their directors, officers, employees, representatives, agents and contractors from and against any Liabilities arising out of injury, disease, or death of any person or damage to or loss of any property, fine or penalty, as well as any Liabilities arising out of or relating to violations of Environmental Law, to the extent caused by the Buyer or its employees, representatives, agents or contractors, in performing its obligations under this Agreement.

(b) To the fullest extent permitted by Law and except as specified otherwise elsewhere in this Agreement, Seller shall defend, indemnify and hold harmless Buyer and its affiliates, and their directors, officers, employees, representatives, agents and contractors, from and against any Liabilities arising out of injury, disease, or death of any person or damage to or loss of any property, fine or penalty, as well as any Liabilities arising out of or relating to violations of Environmental Law, to the extent caused by Seller or its employees in performing its obligations under this Agreement.

(c) In addition to the indemnification obligations set forth in this Article 22 and elsewhere in this Agreement, each Party (the "INDEMNIFYING PARTY") shall indemnify and hold the other Party (the "INDEMNIFIED PARTY"), its affiliates, and their employees, directors, officers, representatives, agents and contractors, harmless from and against any and all Liabilities arising from (i) the Indemnifying Party's breach of this Agreement, (ii) the Indemnifying Party's failure to comply with Law with respect to the sale, transportation, storage, handling or consumption of Oil, except to the extent that such liability results from the Indemnified Party's negligence or willful misconduct or (iii) any material inaccuracy in or breach of any of the Indemnifying Party's representations and warranties made herein at the time such representations and warranties were made.

(d) A Party's obligation to indemnify the other Party pursuant hereto shall not be nullified or otherwise effected by the allocation of risk of loss pursuant to
Article 6 hereof, or the transfer of title to the Oil pursuant to Article 5 hereof, at the time any such Liabilities arise.

(e) The Parties' obligations to defend, indemnify, and hold each other harmless under the terms of this Agreement shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.

22.2 CLAIMS. Upon receipt by the Indemnified Party of notice of any claim, demand, suit or proceeding brought against it that might give rise to an indemnity claim under this Agreement (such claim, demand, suit or proceeding, a "THIRD PARTY CLAIM"), the Indemnified Party shall as soon as practicable send to the Indemnifying Party a notice specifying the nature of such Third Party Claim and the amount or estimated amount thereof if known (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or suit); provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent, if at all, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure. The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or suit that the Indemnifying Party defends, or, if appropriate and related to the claim, demand, suit or proceeding in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. All reasonable costs and expenses incurred in connection with the Indemnified Party's cooperation shall be borne by the Indemnifying Party. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior consent of the Indemnified Party. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves an Event of Default by the Indemnifying Party under this Agreement which shall have occurred and be continuing.

                      [This space intentionally left blank]

                                   ARTICLE 23
                                     DAMAGES

Except for Third Party Claims for such damages, the Parties' liability for damages under this Agreement is limited to direct, actual damages only and neither Party shall be liable for lost profits or other business interruption damages, or special, consequential, punitive, exemplary damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.

                                   ARTICLE 24
                                   ASSIGNMENT

(a) This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

(b) Except as specifically provided herein, neither Party shall assign any of its rights and obligations hereunder, in whole or in part, without the prior written consent of the other Party, which in the case of an affiliate, shall not be unreasonably withheld. The assigning Party shall remain liable hereunder for due and proper performance of all provisions of this Agreement, including any provisions governing the credit aspects of this Agreement.

(c) Seller may assign to the Norwegian State, or to whom the Norwegian State nominates, all rights and obligations under this Agreement, whether in whole or in part, for the Norwegian State sourced volumes without the consent of Buyer.

(d) Any attempted assignment in violation of this Article 24 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

                      [This space intentionally left blank]

                                   ARTICLE 25
                              NOTICES AND ADDRESSES

Unless otherwise agreed in writing, any notices, statements, invoices, requests or other communications to be given by either Party pursuant to this Agreement (each, a "NOTICE") shall be in writing and sent by certified mail, return receipt requested, overnight U.S. Mail, overnight reputable courier, electronic mail or by facsimile. A Notice shall be deemed to have been received when transmitted (if confirmed by the notifying Party's transmission report), or on the following Business Day if received after 5:00 p.m. ET at the respective Party's address set forth below and to the attention of the person or department indicated (except that invoices received after 1:00 p.m. ET shall be treated as received on the next Business Day). A Party may change its address, electronic mail address or facsimile number by giving Notice in accordance with this
Article 25, which is effective upon receipt.

      IF TO SELLER:

            Statoil Marketing & Trading (US) Inc.
            225 High Ridge Road
            West Building, 2nd Floor
            Stamford, Connecticut  06905
            Attention:        Crude Oil Operations
            Fax Number:       (203) 978-6952
            Telephone Number: (203) 978-6900
            E-Mail:           USCRUDE@Statoil.com

      IF TO BUYER:

            Giant Industries, Inc.
            23733 North Scottsdale Road
            Scottsdale, Arizona  85255
            Attention:        David Boring, General Manager, Crude Oil Supply
            Fax number:       (480) 585-8892
            Telephone Number: (480) 585-8830
            E-Mail:           DBoring@Giant.com

                                   ARTICLE 26
                             WARRANTIES AND WAIVERS

Seller warrants good title to the Oil sold under this Agreement and warrants it conforms to the quality specifications set forth in Article 3 and shall be free from all royalties, taxes, liens, claims and other charges and encumbrances. HOWEVER, SELLER MAKES NO WARRANTY AGAINST INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT. FURTHER, EXCEPT AS PROVIDED HEREIN, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY THAT THE OIL SOLD TO BUYER WILL BE MERCHANTABLE OR FIT FOR A PARTICULAR PURPOSE, OR WILL CONFORM TO MODELS OR SAMPLES, OR THAT IT WILL MEET SPECIFICATIONS OTHER THAN THOSE EXPRESSLY PROVIDED HEREIN.

                      [This space intentionally left blank]

                                   ARTICLE 27
                   APPLICABLE LAW, LITIGATION AND ARBITRATION

(a) Except as otherwise provided for in Article 27 herein, the existence, validity, interpretation and enforcement of this Agreement, and any controversy, claim or dispute hereunder, whether in contract, tort, equity or otherwise, shall be governed by, construed and enforced in accordance with the laws of the State of New York (without reference to its choice of law doctrine).

(b) The Parties shall make every attempt in good faith and within ten (10) days following receipt from either Party of a written notice of such controversy, claim or dispute, to resolve by mutual agreement such controversy, claim or dispute by direct dialogue between senior management of both Parties. If a resolution is not achieved within thirty (30) days from the initiation of such discussions, the matter shall be settled as provided in this Article.

(c) Except as provided for in Article 27(d), (e) and (f), each Party irrevocably
(i) submits to the exclusive jurisdiction of the United States Federal District Court for the Southern District of New York located in the Borough of Manhattan, New York, and to service of process by certified mail, delivered to the Party at the address indicated in this Agreement, and (ii) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such Party. Further, each Party waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect of any proceedings relating to this Agreement. Nothing in the Agreement precludes either Party from bringing proceedings in any other jurisdiction in order to enforce any judgment obtained in any proceedings referred to in this Article, nor will the bringing of such enforcement proceedings in any one or more jurisdictions preclude the bringing of enforcement proceedings in any other jurisdiction.

(d) Any controversy, claim or dispute (other than a claim or dispute as described in Article 27(e) and (f)) that may arise in connection with or as a result of this Agreement, where the amount in dispute does not exceed the sum of One Hundred Thousand Dollars ($100,000), and which the Parties are unable to resolve by mutual agreement, shall be settled by arbitration in New York, New York before three (3) disinterested arbitrators in accordance with the International Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, provided, however, that the Parties may elect to proceed with only one (1) arbitrator. Each Party shall appoint one (1) arbitrator and the third arbitrator, who shall act as chairman, shall be appointed by the American Arbitration Association, provided that each arbitrator shall be knowledgeable of and experienced in the international sale and purchase of crude oil. The arbitration shall be conducted in English and the arbitration award shall be final and binding on both Parties without appeal to the courts. Any controversy, claim or dispute (other than a claim or dispute as described in Article 27(e) and (f)) that may arise in connection with or as a result of this Agreement, where the amount in dispute equals or exceeds the sum of One Hundred Thousand Dollars ($100,000), and which the Parties are unable to resolve by mutual agreement, shall be settled pursuant to the provisions of Article 27(c) herein.

(e) Any controversy, claim or dispute that may arise in connection with or as a result of Articles 12 or 13, where the amount in dispute does not exceed the sum of One Hundred Thousand Dollars ($100,000), and which the Parties are unable to resolve by mutual agreement, shall be settled by the "Shortened Arbitration Procedure" of the Society of Maritime Arbitrators, Inc ("SMA") of New York in New York, New York pursuant to the "Rules for the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc." then in force. The arbitration shall be conducted in English and the arbitration award shall be final and binding on both Parties without appeal to the courts and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In addition to the requirements of Article 27(a), any controversy, claim or dispute shall also be governed by, construed and enforced under the maritime law of the United States without giving effect to its conflict of laws principles.

(f) Any controversy, claim or dispute that may arise in connection with or as a result of Articles 12 or 13, where the amount in dispute equals or exceeds the sum of One Hundred Thousand Dollars ($100,000) but is less than Two Hundred and Fifty Thousand Dollars ($250,000), and which the Parties are unable to resolve by mutual agreement, shall be settled by arbitration in New York, New York pursuant to the "Maritime Arbitration Rules" of the SMA then in force. Each Party shall appoint one (1) arbitrator and the third arbitrator, who shall act as chairman, shall be appointed by the SMA; provided, however, that all three
(3) arbitrators shall be knowledgeable of and experienced in the international sale and purchase of crude oil and SMA members. The arbitration shall be conducted in English and the arbitration award shall be final and binding on both Parties without appeal to the courts and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In addition to the requirements of Article 27(a), any such controversy, claim or dispute shall also be governed by, construed and enforced under the maritime law of the United States without giving effect to its conflict of laws principles. For any controversy, claim or dispute that may arise in connection with or as a result of Articles 12 or 13, where the amount in dispute exceeds the sum of Two Hundred and Fifty Thousand Dollars ($250,000), and which the Parties are unable to resolve by mutual agreement, shall be settled pursuant to the provisions of
Article 27(c) herein.

                      [This space intentionally left blank]

                                   ARTICLE 28
                                 VOICE RECORDING

The Parties agree that each may electronically record all telephone conversations between them, with or without the use of a warning tone, and that any such recordings may be submitted in evidence to any court or in any proceeding for the purpose of establishing the formation or existence of a transaction and the terms thereof. Each Party agrees to obtain the consent of its employees and agents to such recording to the extent required by New York law. The Parties agree that the recording of any conversation regarding a transaction under this Agreement, whether written or oral, shall not be treated as sufficient evidence of a contract between the Parties unless the material terms are expressly stated, including at a minimum, those required to (i) calculate the cash flows payable by the parties, (ii) establish the dates of payment, and (iii) describe any options held by a Party, if any. Notwithstanding the foregoing, either Party reserves the right to object to the admissibility of any recording on the grounds of authenticity, relevance, and/or materiality, and neither Party waives its rights to such objections.

                                   ARTICLE 29
                                    DISPOSAL

Buyer shall not under any circumstances refine or dispose of the Oil to countries with which the Norwegian or United States Governments have decided not to have trade relations. Without diminution of such obligations on Buyer, Seller undertakes to inform Buyer as soon as practicable of any changes in laws, regulations, rules or guidelines which become known to Seller. Buyer acknowledges that at the date hereof it is informed of all such laws, regulations, rules and guidelines relevant to its undertakings under this
Article 29.

In the event the Oil is disposed of to a third party, Buyer shall ensure that the end user abides by the restrictions set forth herein and without delay provide Seller with all relevant information as Seller may require related to such alternative disposal including name or end user, discharge port and name or refinery.

                                   ARTICLE 30
                NOTICE OF THE NORWEGIAN STATE'S SOURCED CRUDE OIL

Whereas Seller, following the partial privatization of the company, has been established as the sole marketer and seller of the Norwegian State's sourced crude oil in accordance with the instruction established in the shareholders resolution which presently is effective, and the crude oil sold under this Agreement may include such Norwegian State sourced crude oil, to which Statoil ASA originally held title.

                                   ARTICLE 31
                                 CONFIDENTIALITY

The Parties shall treat the contents of this Agreement and all information furnished by one Party to another as confidential except to the extent that disclosure of any such information is required solely for the limited purpose of enabling either of the Parties hereto to fulfill their respective obligations pursuant to this Agreement; provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for either Party, (iii) to auditors, accountants or other professional advisors or lenders of either Party,
(iv) to the employees, officers or directors of either Party, (v) in connection with any court proceeding or arbitration to which either Party is a party or
(vi) to a subsidiary or Affiliate of either Party.

                                   ARTICLE 32
                                  MISCELLANEOUS

32.1 RELATIONSHIP OF PARTIES. This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that each Party is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make either Party, or any employee or agent of either Party, an agent or employee of the other Party.

32.2 NATURE OF SELLER'S INTEREST IN OIL. Although the Parties intend and expect that the transactions contemplated hereunder constitute purchases and sales of Oil between them, if the transactions contemplated hereunder are reconstrued by any court, bankruptcy trustee or similar authority to constitute a loan from Seller to Buyer, then Buyer shall be deemed to have pledged the Oil as security for the performance of Buyer's obligations under this Agreement, and shall be deemed to have granted to Seller a first priority lien and security interest in the Oil and all the proceeds thereof. The filing of any UCC financing statements made pursuant to this Agreement shall in no way be construed as being contrary to the intent of the Parties that the transactions evidenced by this Agreement be treated as sales of Oil by Seller to Buyer.

32.3 INVALIDITY. If any Article or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

32.4 ENTIRETY. The terms of this Agreement (including the Appendices hereto) constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by each of the Parties' duly authorized representatives. No promise, representation or inducement has been made by any Party that is not embodied in this Agreement, and no Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

32.5 NO THIRD PARTY BENEFICIARY. The Parties do not intend, and nothing in this Agreement shall be deemed, to give any Person other than the Parties hereto any right or interest based on this Agreement. The Parties reserve the right to amend this Agreement by mutual written consent without notice to or consent of any Person, or to terminate it without notice to or consent of any Person not a party to this Agreement.

32.6 COOPERATION. Each Party agrees, at any time and from time to time upon the request of another Party, to execute, deliver and acknowledge, or cause to execute, deliver and acknowledge, such further documents and instruments and do such other acts and things as another Party may reasonably request in order to fully effect the purposes of this Agreement.

32.7 SURVIVAL. Article 19 (Audit and Inspection Rights), Article 15 (Taxes, Duties and Charges), Article 20 (Suspension and Termination), Article 22 (Indemnification and Claims), Article 23 (Damages) and Article 27 (Applicable Law, Litigation and Arbitration) shall survive the expiration or termination of this Agreement.

32.8 COUNTERPARTS. This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto, by their proper officers thereunto duly authorized, have executed and delivered this Agreement in duplicate and signed on the Effective Date.

By:      /s/ LUANN G. SMITH             By:      /s/ MORGAN GUST
   ---------------------------------       ---------------------------

STATOIL MARKETING & TRADING (US) INC.            GIANT YORKTOWN, INC.
Name:    Luann G. Smith                          Name:    Morgan Gust
Title:   President                               Title:   President